Capital Growth Portfolio
Section 10f-3 Transactions

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Affiliated Underwriting Procedures of the Fund.

Trade
Date     	Issue
2/7/02  	International Speedway Corp.


Shares            Price         Amount
2,000		  $40.00	$80,000

                                        % of Issue
Spread     Spread       Fund's            for all
Amount       %        % of issue      JPMorgan Funds
$2.04       N/A		 0.08%	            3.00%

Broker
Salomon Smith Barney, Inc.

Underwriters of International Speedway Corp.



Underwriters			 Number of Shares
Salomon Smith Barney, Inc.           875,000
J.P. Morgan Securities, Inc.         687,500
First Union Securities, Inc.         687,500
Raymond James & Associates, Inc.     250,000
Total                              2,500,000